Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	May 3, 2020	February 2, 2020	April 28, 2019	May 3, 2020	April 28, 2019

Revenue	$142,774	$159,736	$131,580	$302,510	$256,291

Cost of goods sold	112,341	125,134	105,570	237,475	204,179

Gross profit	30,433	34,602	26,010	65,035	52,112

Operating Expenses:

Selling, general and administrative	13,267	14,219	13,269	27,486	27,061

Research and development	4,462	4,080	3,542	8,541	7,805

Total Operating Expenses	17,729	18,299	16,811	36,027	34,866

Operating income	12,704	16,303	9,199	29,008	17,246

Other income (expense), net	(951)	3,697	3,931	2,745	5,039

Income before income taxes	11,753	20,000	13,130	31,753	22,285

Income tax provision	3,781	9,072	3,278	12,853	4,665

Net income	7,972	10,928	9,852	18,900	17,620

Net income attributable to noncontrolling interests	1,688	628	1,373	2,316	3,874

Net income attributable to Photronics, Inc. shareholders	$6,284	$10,300	$8,479	$16,584	$13,746

Earnings per share:

Basic	$0.10	$0.16	$0.13	$0.25	$0.21

Diluted	$0.10	$0.16	$0.13	$0.25	$0.20

Weighted-average number of common shares outstanding:

Basic	64,937	65,554	66,261	65,246	66,422

Diluted	65,417	66,449	70,597	65,933	71,593